Exhibit 3.1

gt biopharma, Inc.

CERTIFICATE OF INCREASE

OF

THE DESIGNATED NUMBER OF SHARES OF

SERIES L 10% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(G) OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

GT Biopharma, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority expressly granted and vested in the board of directors of the Corporation (the “Board”) by the certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of 28,056 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of the Corporation designated as Series L 10% Convertible Preferred Stock (“Series L Preferred Stock”), subject to the Certificate of Designation, Preferences, Rights and Limitations relating to the 10% Series L Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on May 12, 2025 (the “Certificate of Designation”).

SECOND: That the holders of a majority of the then outstanding shares of the Series L Preferred Stock, have consented, in accordance with the Certificate of Designation, on May 21, 2025, to this Certificate of Increase on the terms set forth herein.

THIRD: That pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board duly adopted resolutions on May 21, 2025 increasing the number of shares designated as Series L Preferred Stock of the Corporation as follows:

RESOLVED, pursuant to the authority expressly granted and vested in the Board under the Certificate of Incorporation and the DGCL, the total number of designated shares of Series L Preferred Stock pursuant to the Certificate of Designation is hereby increased from 28,056 shares to 30,630 shares; and

RESOLVED FURTHER, that the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series L Preferred Stock in the Certificate of Designation shall remain unchanged as set forth in the Certificate of Designation, subject to the aforementioned increase in the designated number of shares of Series L Preferred Stock to 30,630 shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be signed on its behalf by its duly authorized officer on this 21st day of May, 2025.

gt biophARMA, INC.

By:	/s/ Michael Breen
Michael Breen
Title:	Executive Chairman & Chief Executive Officer